Filed Pursuant to Rule 424(b)(5)
Registration No. 333-150231

Prospectus Supplement

(To Prospectus Dated May 20, 2010)

222,445 Shares

Dynamic Materials Corporation
Common Stock

This is a supplement to our prospectus dated May 20, 2010, and relates to the offer and sale, from time to time, of up to 222,445 shares of Dynamic Materials Corporation common stock by the selling stockholders named under “Selling Stockholders” beginning on page S-11.  The shares are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act.  No underwriting discounts, commissions or expenses are payable or applicable in connection with the sale of such shares.  The shares of common stock offered by this prospectus supplement will be sold from time to time at then prevailing market prices, at prices relating to prevailing market prices or at negotiated prices.

Our common stock is quoted on The Nasdaq Global Select Market, or Nasdaq, under the symbol “BOOM.”  On June 3, 2010, the last reported sales price of our common stock on Nasdaq was $15.74.

We issued the shares of common stock offered by this prospectus supplement as partial consideration under an asset purchase agreement dated as of March 2, 2010, by and among Austin Explosives Company, a Texas corporation, and DYNAenergetics US, Inc., a Colorado corporation and our wholly owned subsidiary.  The selling stockholders are stockholders of Austin Explosives who received the shares of our common stock in a distribution from Austin Explosives.  In connection with the transaction, which closed on June 4, 2010, we agreed to register the resale of the shares of common stock received by the selling stockholders.

We will not receive any proceeds from the selling stockholders’ sale of the shares of common stock.  See the section in this prospectus supplement titled “Plan of Distribution” beginning on page S-12 for additional information on how the selling stockholders may conduct sales of our common stock.

Investing in our common stock involves risk. You should review carefully the risks and uncertainties described in the “Risk Factors” section beginning on page S-1 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 4, 2010.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part consists of the accompanying prospectus, which gives more general information, some of which may not be applicable to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This annual report and the documents incorporated by reference into it contain certain forward-looking statements within the safe harbor provisions of the Private Securities Litigations Reform Act of 1995.  These statements include information with respect to our financial condition and its results of operations and businesses.  Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “continue,” “project,” “forecast,” and similar expressions, as well as statements in the future tense, identify forward-looking statements.

These forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements.  These risks and uncertainties include:

•                  The ability to obtain new contracts at attractive prices;

•                  The size and timing of customer orders;

•                  Fluctuations in customer demand;

•                  General economic conditions, both domestically and abroad, and their effect on us and our customers;

•                  Competitive factors;

•                  The timely completion of contracts;

•                  The timing and size of expenditures;

•                  The timely receipt of government approvals and permits;

•                  The adequacy of local labor supplies at our facilities;

•                  The availability and cost of funds; and

•                  Fluctuations in foreign currencies.

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The effects of these factors are difficult to predict.  New factors emerge from time to time and we cannot assess the potential impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.  Any forward-looking statement speaks only as of the date of this annual report, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of such statement or to reflect the occurrence of unanticipated events.  In addition, see “Risk Factors” for a discussion of these and other factors.

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DYNAMIC MATERIALS CORPORATION

Dynamic Materials Corporation is an industrial manufacturer focusing on niche markets related to the building of equipment and materials to support the infrastructure of the process and energy industries. Built upon specialized technologies, we seek to establish a global presence through an international network of manufacturing facilities and sales offices.  Today, we operate in three business segments: Explosive Metalworking, Oilfield Products, and AMK Welding.

We are a leading provider of explosion-welded clad metal plates.  Explosion-weld cladding uses an explosive charge to bond together plates of different metals that do not bond easily with traditional welding techniques.  We refer to this part of our business as “DMC Clad” or the “Explosive Metalworking” segment.  DMC Clad markets its explosion-welded clad products under the Detaclad® trade name.  DMC Clad’s products are used in critical applications in a variety of industries, including oil and gas, alternative energy, chemical and petrochemical, hydrometallurgy, aluminum production, shipbuilding, power generation and industrial refrigeration.  DMC Clad’s market leadership for explosion-welded clad metal plates is a result of its state-of-the-art manufacturing facilities, technological leadership, and production expertise.  We believe our customers select us for our high quality product, speed and reliability of delivery, and cost effectiveness.  We have a global sales force through which we sell our products in international markets.  Our Explosive Metalworking operations, which were recently expanded through our 2007 acquisition of DYNAenergetics, are located in the United States, Germany, France, and Sweden.

Through our Oilfield Products segment, which we also refer to as “DYNAenergetics,” we provide a range of proprietary and nonproprietary products for the global oil and gas industries.  These products relate primarily to oil and gas well perforation, which is a process of punching holes in the casing of a well to enable easier and more precise recovery of oil or gas from a targeted formation.  Manufactured products include shaped charges, detonators and detonating cords, bidirectional boosters, and perforating guns for the perforation of oil and gas wells. DYNAenergetics also distributes a line of seismic products that support oil and gas exploration activities.  DYNAenergetics’ primary manufacturing and sales operations are located in Germany.

Our AMK Welding segment provides advanced welding services, primarily to the power turbine and aircraft engine manufacturing industries.  AMK Welding is a highly specialized welding subcontracting shop for complex shapes used principally in gas turbines and aircraft engines.  AMK Welding’s operations are conducted at its Connecticut facility.

RISK FACTORS

You should carefully consider the risks described below and elsewhere in this prospectus supplement before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus supplement.

Risk Factors Related to the Explosive Metalworking Industry

We have seen a recent slow down in some of our markets and experienced a significant decline in 2009 sales and backlog.

During the fourth quarter of 2008, we began to see a slowdown in DMC Clad sales to some of the markets we serve which continued into 2009 and contributed to a 31.2% decline in our 2009 sales.  Our order backlog has decreased to $49.6 million at December 31, 2009 from $97.2 million at December 31, 2008.  The explosion-weld cladding market is dependent upon sales of products for use by customers in a limited number of heavy industries, including oil and gas, alternative energy, chemicals and petrochemicals, hydrometallurgy, aluminum production, shipbuilding, power generation, and industrial refrigeration.  These industries tend to be cyclical in nature and the current worldwide economic downturn has affected many of these markets.  We have already seen a slowdown in the chemical, petrochemical and hydrometallurgy sectors.  A further economic slowdown in one or all of these industries—whether due to traditional cyclicality, general economic conditions or other factors—could impact capital expenditures within that industry.  If demand from such industries were to decline further or to experience reduced growth rates, our sales would be expected to be affected proportionately, which may have a material adverse effect on our business, financial condition, and results of operations.

Our backlog figures may not accurately predict future sales.

We define “backlog” at any given point in time to consist of all firm, unfulfilled purchase orders and commitments at that time.  Generally speaking, we expect to fill most items of backlog within the following 12 months.  However, since orders may be rescheduled or canceled and a significant portion of our net sales is derived from a small number of customers, backlog is not necessarily indicative of future sales levels.  Moreover, we cannot be sure of when during the future 12-month period we will be able to recognize revenue corresponding to our backlog; nor can we be certain that revenues corresponding to our backlog will not fall into periods beyond the 12-month horizon.

There is a limited availability of sites suitable for cladding operations.

Our cladding process involves the detonation of large amounts of explosives. As a result, the sites where we perform cladding must meet certain criteria, including lack of proximity to a densely populated area, the specific geological characteristics of the site, and the ability to comply with local noise and vibration abatement regulations in conducting the process. The efforts to identify suitable sites and obtain permits for using the sites from local government agencies can be time-consuming and may not be successful.  In addition, we could experience difficulty in obtaining or renewing permits because of resistance from residents in the vicinity of proposed sites.  The failure to obtain required governmental approvals or permits could limit our ability to expand our cladding business in the future, and the failure to maintain such permits would have a material adverse effect on our business, financial condition and results of operations.

The use of explosives subjects us to additional regulation, and any accidents or injuries could subject us to significant liabilities.

Our operations involve the detonation of large amounts of explosives.  As a result, we are required to use specific safety precautions under U.S. Occupational Safety and Health Administration guidelines and guidelines of similar entities in Germany, France and Sweden.  These include precautions which must be taken to protect employees from exposure to sound and ground vibration or falling debris associated with the detonation of explosives.  There is a risk that an accident or death could occur in one of our facilities.  Any accident could result in significant manufacturing delays, disruption of operations or claims for damages resulting from death or injuries, which could result in decreased sales and increased expenses. To date, we have not incurred any significant delays, disruptions or claims resulting from accidents at our facilities.  The potential liability resulting from any accident or death, to the extent not covered by insurance, may require us to use other funds to satisfy our obligations and could cause our business to suffer.  See “Our use of explosives is an inherently dangerous activity that could lead to temporary or permanent closure of our shooting sites” below.

Our use of explosives is an inherently dangerous activity that could lead to temporary or permanent closure of our shooting sites.

We use a large amount of explosives in connection with the creation of clad metals.  The use of explosives is an inherently dangerous activity.  Explosions, even if occurring as intended, can lead to damage to the shooting facility or to equipment used at the facility or injury to persons at the facility. If a person were injured or killed in connection with such explosives, or if equipment at the mine or either of the outdoor locations were damaged or destroyed, we might be required to suspend our operations for a period of time while an investigation is undertaken or repairs are made.  Such a delay might impact our ability to meet the demand for our products.  In addition, if the mine were seriously damaged, we might not be able to locate a suitable replacement site to continue our operations.

Certain raw materials we use are subject to supply shortages due to general economic conditions.

Although we generally use standard metals and other materials in manufacturing our products, certain materials such as specific grades of carbon steel, titanium, zirconium and nickel can be subject to supply shortages due to general economic conditions or problems with individual suppliers.  While we seek to maintain sufficient alternative supply sources for these materials, we may not always be able to obtain sufficient supplies or obtain supplies at acceptable prices without production delays, additional costs, or a loss of product quality.  If we were to fail to obtain sufficient supplies on a timely basis or at acceptable prices, such loss or failure could have a material adverse effect on our business, financial condition, and results of operations.

Certain raw materials we use are subject to price increases due to general economic conditions.

The markets for certain metals and other raw materials used in our business are highly variable and are characterized by periods of increasing prices.  While prices for much of the raw materials we use have recently decreased, we may again experience increasing prices.  We generally do not hedge commodity prices or enter into forward supply contracts; instead we endeavor to pass along price variations to our customers.  We may see a general downturn in business if the price of raw materials increases enough for our customers to delay planned projects or use alternative materials to complete their projects.

Risk Factors Related to DYNAenergetics

Potential downturns in the oil and gas industry and related services industry could have a negative impact on DYNAenergetics’s economic success.

The oil and gas industry is unpredictable and has historically been subject to occasional downturns.  Demand for DYNAenergetics’ products is linked to the financial success of the oil and gas industry as a whole, and downturns in the oil and gas industry, especially in the rate of well drilling, could negatively impact DYNAenergetics’ economic success.  Demand for oil and gas drives oil and gas field production and exploration, and with it the demand for services and products produced by DYNAenergetics as recently decreased. Sales of our DYNAenergetics products in 2009 were down by approximately 22% from our 2008 sales. A variety of factors affect the demand for DYNAenergetics products, including governmental regulation of oil and gas industry and markets, international and domestic prices for oil and gas, weather conditions, the financial condition of DYNAenergetics’ clients, and consumption patterns of oil and gas.

The manufacturing of explosives subjects DYNAenergetics to various environmental, health and safety laws.

DYNAenergetics is subject to a number of environmental, health, and safety laws and regulations, the violation of which could result in significant penalties.  DYNAenergetics’ continued success depends on continued compliance with applicable laws and regulations.  In addition, new environmental, health and safety laws and regulations could be passed which could create costly compliance issues.  While DYNAenergetics endeavors to comply with all applicable laws and regulations, compliance with future laws and regulations may not be economically feasible or even possible.

DYNAenergetics’ continued economic success depends on remaining at the forefront of innovation in the perforating industry.

DYNAenergetics’ position in the perforation market depends in part on its ability to remain an innovative leader in the field.  The ability to remain competitive depends in part on the retention of talented personnel.  DYNAenergetics may be unable to remain an innovative leader in the perforation market segment or may be unable to retain top talent in the field.

Risk Factors Related to Dynamic Materials Corporation

Continued weakness in the general global economy may adversely affect certain segments of our end market customers and reduce our sales and results of operations.

We supply products to customers that fabricate industrial equipment for various capital-intensive industries.  Continuation of the current weakness in the general global economy may adversely affect our end market customers, causing them to cancel or postpone new plant or infrastructure construction, expansion, maintenance, or retrofitting projects that use our DMC Clad products.  Similarly, decreased oil and gas well drilling will reduce the sales of our DYNAenergetics products.  Any decrease in the demand for gas turbines and airplane engines will reduce the demand for the work performed by our AMK division.  The global general economic climate may lessen demand for our products and reduce our sales and results of operations.

Our operating results fluctuate from quarter to quarter.

We have experienced, and expect to continue to experience, fluctuations in annual and quarterly operating results caused by various factors, including the timing and size of orders by major customers, customer inventory levels, shifts in product mix, acquisitions and divestitures, and general economic conditions.  The upstream oil and gas, oil refinery, chemical and petrochemical, hydrometallurgy, aluminum production, shipbuilding, power generation, industrial refrigeration and other diversified industries to which we sell our products are, to varying degrees, cyclical and tend to decline in response to overall declines in industrial production.  As a result, our business is also cyclical, and the demand for our products by these customers depends, in part, on overall levels of industrial production. Any future material weakness in demand in any of these industries could materially reduce our revenues and profitability. In addition, the threat of terrorism and other geopolitical uncertainty could have a negative impact on the global economy, the industries we serve and our operating results.

We typically do not obtain long-term volume purchase contracts from our customers. Quarterly sales and operating results, therefore, depend on the volume and timing of the orders in our backlog as well as bookings received during the quarter.  Significant portions of our operating expenses are fixed, and planned expenditures are based primarily on sales forecasts and product development programs. If sales do not meet our expectations in any given period, the adverse impact on operating results may be magnified by our inability to adjust operating expenses sufficiently or quickly enough to compensate for such a shortfall. Results of operations in any period should not be considered indicative of the results for any future period. Fluctuations in operating results may also result in fluctuations in the price of our common stock.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The terms of our indebtedness contain a number of restrictive covenants, the breach of any of which could result in acceleration of payment of our credit facilities.

We are parties to a syndicated credit agreement that, as of December 31, 2009, had an outstanding balance of approximately $44.8 million.  Our credit agreement includes various covenants and restrictions, certain of which relate to the incurrence of additional indebtedness; mortgaging, pledging or disposition of major assets; and limits on capital expenditures and other investments.  We are also required to maintain certain financial ratios on a quarterly basis.  A breach of any of these covenants could result in acceleration of our obligations to repay our debt.  On October 21, 2009, we and our lenders amended the credit agreement to revise the leverage ratios and fixed charge coverage ratios that we are required to satisfy on a quarterly basis throughout the term of the credit facility, which expires on November 16, 2012.  These revised ratios eased the Company’s ability to comply with certain covenants of the credit agreement.  As of December 31, 2009, we were in compliance with all financial covenants and other provisions of the credit agreement and our other loan agreements.

As a result of the slowdown in our business during 2009 which has continued into the early part of 2010, our ability to comply with these amended financial covenants as of March 31, 2010 and subsequent quarters in 2010 could be challenged.  Furthermore, our ability to comply with these covenants and ratios may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Any failure to remain in compliance with any material provision or covenant of our credit agreement could result in a default which would, absent a waiver or amendment, require immediate repayment of outstanding indebtedness under our credit facilities. Obtaining a waiver or amendment may be costly or impracticable. It would be difficult to liquidate assets sufficient to immediately repay our outstanding indebtedness under our credit facility.

Customers have the right to change orders until products are completed.

Customers have the right to change orders after they have been placed.  If orders are changed, the extra expenses associated with the change will be passed on to the customer.  However, because a change in an order may delay completion of the project, recognition of income for the project may also be delayed.

There is no assurance that we will continue to compete successfully against other clad, perforating, and welding companies.

Our explosion-welded clad products compete with explosion-welded clad products made by other manufacturers in the clad metal business located throughout the world and with clad products manufactured using other technologies. Our combined North American and European operations typically supply explosion-welded clad to the worldwide market. There is one other well-known explosion-welded clad supplier worldwide, a division of Asahi-Kasei Corporation of Japan. There are also a number of smaller companies worldwide with explosion-welded clad manufacturing capability, including several companies in China.  There are currently no other significant North American based explosion-welded clad suppliers. We focus strongly on reliability, product quality, on-time delivery performance, and low cost manufacturing to minimize the potential of future competitive threats.  However, there is no guarantee we will be able to maintain our competitive position.

Explosion-welded clad products also compete with those manufactured by rollbond and weld overlay cladding processes. In rollbond technology, the clad and base metal are bonded together during a hot rolling process in which slab is converted to plate. In weld overlay, which is typically performed by our fabricator customers, the cladding layer is deposited on the base metal through a fusion welding process. The technical and commercial niches of each cladding process are well understood within the industry and vary from one world market location to another.  Our products compete with weld overlay clad products manufactured by a significant number of our fabricator customers.

DYNAenergetics competes principally with perforating companies based in North and South America who produce and market perforating services and products.  DYNAenergetics also competes with oil and gas service companies who are able to satisfy a portion of their perforating needs through in-house production.  To remain competitive, DYNAenergetics must continue to provide innovative products and maintain an excellent reputation for quality, safety, and value.  There can be no assurances that we will continue to compete successfully against these companies.

AMK Welding competes principally with other domestic companies that provide welding services to the aircraft engine and power generation industries.  Some of these competitors have established positions in the market and long standing relationships with customers. To remain competitive, we must continue to develop and provide technologically advanced welding, heat-treat and inspection services, maintain quality levels, offer flexible delivery schedules, and compete favorably on the basis of price. We compete against other welding companies on the basis of quality, performance and cost. There can be no assurance that we will continue to compete successfully against these companies.

We are dependent on a relatively small number of customers for a significant portion of our net sales.

A significant portion of our net sales is derived from a relatively small number of customers although sales to no one customer exceeded 10% during any of the last three years. We expect to continue to depend upon our principal customers for a significant portion of our sales, although our principal customers may not continue to purchase products and services from us at current levels, if at all. The loss of one or more major customers or a change in their buying patterns could have a material adverse effect on our business, financial condition, and results of operations. In past years, the majority of DMC Clad’s revenues have been derived from customers in the oil and gas, alternative energy, chemicals and petrochemicals, hydrometallurgy, aluminum production, shipbuilding, power generation and industrial refrigeration industries and the majority of AMK Welding’s revenues have been derived from customers in the aircraft engine and power generation industries. Economic downturns in these industries could have a material adverse effect on our business, financial condition, and results of operations.

DYNAenergetics, which contributed approximately 13% to our 2009 sales, has customers throughout the world.  The Russian market is currently DYNAenergetics’ largest market with more than 30% of its sales coming from that market.  Economic or political instability in Russia could have a material adverse affect on DYNAenergetics’ business and operating results.

AMK Welding, contributed approximately 6% to our 2009 sales, continues to rely primarily on one customer for the majority of its sales. This customer and AMK Welding have entered into a long-term supply agreement for certain of the services provided to this customer.  Any termination of or significant reduction in AMK Welding’s business relationship with this customer could have a material adverse effect on AMK Welding’s business and operating results.

Failure to attract and retain key personnel could adversely affect our current operations.

Our continued success depends to a large extent upon the efforts and abilities of key managerial and technical employees. The loss of services of certain of these key personnel could have a material adverse effect on our business, results of operations, and financial condition. There can be no assurance that we will be able to attract and retain such individuals on acceptable terms, if at all; and the failure to do so could have a material adverse effect on our business, financial condition, and results of operations.

Liabilities under environmental and safety laws could result in restrictions or prohibitions on our facilities, substantial civil or criminal liabilities, as well as the assessment of strict liability and/or joint and several liability.

We are subject to extensive environmental and safety regulation in the United States and Europe. Any failure to comply with current and future environmental and safety regulations could subject us to significant liabilities. In particular, any failure to control the discharge of hazardous materials and wastes could subject us to significant liabilities, which could adversely affect our business, results of operations or financial condition.

We and all our activities in the United States are subject to federal, state and local environmental and safety laws and regulations, including but not limited to, noise abatement and air emissions regulations, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, regulations issued and laws enforced by the labor and employment departments of the U.S. and the states in which we conduct business, by the U.S. Department of Commerce, the U.S. Environmental Protection Agency, and by state and local health and safety agencies.  In Germany, we and all our activities are subject to various safety and environmental regulations of the federal state which are enforced by the local authorities, including the Federal Act on Emission Control (Bundesimmissionsschutzgesetz).  The Federal Act on Emission Control permits are held by companies jointly owned by DYNAenergetics and the other companies that are located at the Würgendorf and Troisdorf manufacturing sites and are for an indefinite period of time.  In France, we and all our activities are subject to state environmental and safety regulations established by various departments of the French Government, including the Ministry of Labor, the Ministry of Ecology and the Ministry of Industry, and to local environmental and safety regulations and administrative procedures established by DRIRE (Direction Régionale de l’Industrie, de la Recherche et de l’Environnement) and the Préfecture des Pyrénées Orientales.  In Sweden, we and all our activities are subject to various safety and environmental regulations, including those established by the Work Environment

Authority of Sweden in its Work Environment Act.  In addition, our shooting operations in Germany, France and Sweden may be particularly vulnerable to noise abatement regulations because these operations are primarily conducted outdoors. The Dillenburg facility is operated based on a mountain plan (“Bergplan”), which is a specific permit granted by the local mountain authority. This permit must be renewed every three years.

Changes in or compliance with environmental and safety laws and regulations could inhibit or interrupt our operations, or require modifications to our facilities. Any actual or alleged violations of environmental and safety laws could result in restrictions or prohibitions on our facilities, substantial civil or criminal sanctions, as well as the assessment of strict liability and/or joint and several liability under applicable law.  Under certain environmental laws, we could be held responsible for all of the costs relating to any contamination at our or our predecessor’s past or present facilities and at third party waste disposal sites.  We could also be held liable for any and all consequences arising out of human exposure to hazardous substances or other environmental damage.  Accordingly, environmental, health or safety matters may result in significant unanticipated costs or liabilities.

We are subject to extensive government regulation and failure to comply could subject us to future liabilities and could adversely affect our ability to conduct or to expand our business.

We are subject to extensive government regulation in the United States, Germany, France and Sweden, including guidelines and regulations for the safe manufacture, handling, transport and storage of explosives issued by the U.S. Bureau of Alcohol, Tobacco and Firearms; the Federal Motor Carrier Safety Regulations set forth by the U.S. Department of Transportation; the Safety Library Publications of the Institute of Makers of Explosive; and similar guidelines of their European counterparts.  In Germany, the transport, storage and use of explosives is governed by a permit issued under the Explosives Act (Sprengstoffgesetz).  In Sweden, our purchase, transport, storage and use of explosives is governed by a permit issued to us by the Police Authority of the County of Varmland.  In France, the manufacture and transportation of explosives is subcontracted to a third party which is responsible for compliance with regulations established by various State and local governmental agencies concerning the handling and transportation of explosives.  Our French operations could be adversely affected if the third party does not comply with these regulations.  We must comply with licensing and regulations for the purchase, transport, storage, manufacture, handling and use of explosives. In addition, while our shooting facilities in Würgendorf and Troisdorf, Germany, France and Sweden are located outdoors, our shooting facilities located in Pennsylvania and in Dillenburg, Germany are located in mines, which subjects us to certain regulations and oversight of governmental agencies that oversee mines.

We are also subject to extensive environmental and occupational safety regulation, as described below under “Liabilities under environmental and safety laws could result in restrictions or prohibitions on our facilities, substantial civil or criminal liabilities, as well as the assessment of strict liability and/or joint and several liability” and “The use of explosives subjects us to additional regulation, and any accidents or injuries could subject us to significant liabilities.”

The export of certain products from the United States or from foreign subsidiaries of U.S. companies is restricted by U.S. and similar foreign export regulations.  These regulations generally prevent the export of products that could be used by certain end users, such as those in the nuclear or biochemical industries.  In addition, the use and handling of explosives may be subject to increased regulation due to heightened concerns about security and terrorism. Such regulations could restrict our ability to access and use explosives and increase costs associated with the use of such explosives, which could have a material adverse effect on our business, financial condition, and results of operations.

Any failure to comply with current and future regulations in the U.S. and Europe could subject us to future liabilities. In addition, such regulations could restrict our ability to expand our facilities, construct new facilities, or compete in certain markets or could require us to incur other significant expenses in order to maintain compliance. Accordingly, our business, results of operations or financial condition could be adversely affected by our non-compliance with applicable regulations, by any significant limitations on our business as a result of our inability to comply with applicable regulations, or by any requirement that we spend substantial amounts of capital to comply with such regulations.

Work stoppages and other labor relations matters may make it substantially more difficult or expensive for us to produce our products, which could result in decreased sales or increased costs, either of which would negatively impact our financial condition and results of operations.

We are subject to the risk of work stoppages and other labor relations matters, particularly in Germany, France, and Sweden, where some of our employees are unionized. The employees at our U.S. facilities, where the majority of products are manufactured, are not unionized. While we believe our relations with employees are satisfactory, any prolonged work stoppage or strike at any one of our principal facilities could have a negative impact on our business, financial condition or results of operations. We have not experienced a strike or work stoppage in the last 3 years.  However, if a work stoppage occurs at one or more of our facilities, it may materially impair our ability to operate our business in the future.

As we regularly test the value of goodwill associated with our recent acquisitions, economic conditions may lead to an impairment of such goodwill.

We review the carrying value of goodwill at least annually to assess impairment because it is not amortized.  Additionally, we review the carrying value of any intangible asset or goodwill whenever events or changes in circumstances indicate that its carrying amount may not be recoverable.  Our impairment testing in the fourth quarter of 2009 did not result in a determination that any of our goodwill was impaired.  However, future impairment is possible and could occur if (i) the operating results underperform what we have estimated or (ii) additional volatility of the capital markets should cause us to raise the percent discount rate utilized in our discounted cash flow analysis or decrease the multiples utilized in our market-based analysis.  The use of different estimates or assumptions within our discounted cash flow model when determining the fair value of our reporting units or using methodologies other than as described above could result in different values for reporting units and could result in an impairment charge.

We are exposed to potentially volatile fluctuations of the U.S. dollar (our reporting currency) against the currencies of many of our operating subsidiaries.

Many of our operating subsidiaries conduct business in Euros or other foreign currency.  Any increase (decrease) in the value of the U.S. dollar against any foreign currency that is the functional currency of any of our operating subsidiaries will cause us to experience unrealized foreign currency translation losses (gains) with respect to amounts already invested in such foreign currencies. In addition, our company and our operating subsidiaries are exposed to foreign currency risk to the extent that we or they enter into transactions denominated in currencies other than our or their respective functional currencies. For example DYNAenergetics’ functional currency is Euros, but its sales often occur in U.S. dollars.  Changes in exchange rates with respect to these items will result in unrealized (based upon period-end exchange rates) or realized foreign currency transaction gains and losses upon settlement of the transactions. In addition, we are exposed to foreign exchange rate fluctuations related to our operating subsidiaries’ assets and liabilities and to the financial results of foreign subsidiaries and affiliates when their respective financial statements are translated into U.S. dollars for inclusion in our consolidated financial statements. Cumulative translation adjustments are recorded in accumulated other comprehensive income (loss) as a separate component of equity. As a result of foreign currency risk, we may experience economic loss and a negative impact on earnings and equity with respect to our holdings solely as a result of foreign currency exchange rate fluctuations. The primary exposure to foreign currency risk for us is to the Euro due to the percentage of our U.S. dollar revenue that is derived from countries where the Euro is the functional currency.

The unsuccessful integration of a business we acquire could have a material adverse effect on operating results.

We continue to consider possible acquisitions as part of our growth strategy. Any potential acquisition may require additional debt or equity financing, resulting in additional leverage and dilution to existing stockholders. We may be unable to consummate any future acquisition.  If any acquisition is made, we may not be able to integrate such acquisition successfully without a material adverse effect on our financial condition or results of operations.

Risks Related to This Offering

Our common stock price and trading volume may be volatile and you may lose all or part of your investment.

Securities markets worldwide experience significant price and volume fluctuations in response to general economic and market conditions and their effect on various industries. This market volatility could cause the price of our common stock to decline significantly and without regard to our operating performance, and you may not be able to resell your shares at or above the price you paid for them. Those fluctuations could be based on various factors in addition to those otherwise described in this prospectus supplement, including:

•                  our operating performance and the performance of our competitors;

•                  the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•                  changes in earnings estimates or recommendations by research analysts who follow Dynamic Materials or other companies in our industry;

•                  variations in general economic, market and political conditions;

•                  the number of shares to be publicly traded after this offering;

•                  actions of our current shareholders, including sales of common stock by our directors and executive officers;

•                  the arrival or departure of key personnel; and

•                  other developments affecting us, our industry or our competitors.

In addition, in recent years the stock market has experienced significant price and volume fluctuations. These fluctuations may be unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company or its performance, and those fluctuations could materially reduce our common stock price.

Future or anticipated sales of our stock may impact its market price.

Sales of substantial numbers of shares of our common stock in the public market, or the perception that significant sales are likely, could adversely affect the market price of our common stock. Although the number of shares of common stock offered by us in this offering is less than 1% of the outstanding shares of our common stock as of April 29, 2010, we cannot predict the effect that market sales of the entire amount of shares at one time would have on the market price of our common stock. Moreover, actual or anticipated downward pressure on the market price of our common stock due to actual or anticipated sales of our common stock could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the market price of our common stock to decline.

We may issue additional securities, including securities that are senior in right of dividends, liquidation and voting to the common stock, without your approval, which would dilute your existing ownership interests.

Our certificate of incorporation allows us to issue up to 25,000,000 shares of common stock and up to 4,000,000 shares of preferred stock without the approval of our stockholders, except as may be required by applicable Nasdaq rules. Our board of directors may approve the issuance of preferred stock with terms that are senior to our common stock in right of dividends, liquidation or voting. The issuance by us of additional common shares or other equity securities of equal or senior rank will have the following effects:

•                  our stockholders’ proportionate ownership interest in us will decrease;

•                  the relative voting strength of each previously outstanding common share may be diminished; and

•                  the market price of the common stock may decline.

Provisions in our charter documents and Delaware law may delay or prevent our acquisition by a third party.

We are a Delaware corporation and the anti-takeover provisions of Delaware law impose various barriers to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing stockholders. In addition, our restated certificate of incorporation and restated bylaws contain several provisions that may make it more difficult for a third party to acquire control of us without the approval of our board of directors. These provisions may make it more difficult or expensive for a third party to acquire a majority of our outstanding common stock. Among other things, these provisions:

•                  authorize us to issue preferred stock that can be created and issued by the board of directors without prior stockholder approval, except as may be required by applicable Nasdaq rules, with rights senior to those of our common stock;

•                  do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•                  prohibit stockholders from calling special meetings of stockholders;

•                  prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

•                  require vacancies and newly created directorships on the board of directors to be filled only by a majority of the directors then serving on the board, unless the board affirmatively acts to permit the vacancy to be filled by our stockholders; and

•                  establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

These provisions also may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our stockholders’ receiving a premium over the market price for their common stock.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of common stock under this prospectus supplement. We will not receive any proceeds from these sales.

SELLING STOCKHOLDERS

We issued the common stock to Austin Explosives in a transaction exempt from the registration requirements of the Securities Act, as partial consideration under the Asset Purchase Agreement dated as of March 2, 2010, by and between Austin Explosives Company and DNYAenergetics US, Inc. Austin Explosives then distributed the shares of common stock to its stockholders, who are the selling stockholders listed below.  In connection with the Asset Purchase Agreement, we agreed to register the resale of the shares of common stock received by the selling stockholders in the Austin Explosives transaction.

Selling stockholders , including their transferees, pledgees or donees or their successors, may from time to time offer and sell the common stock registered hereby. Our registration of the shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the common stock. Except as set forth below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

The following table sets forth certain information concerning the number of shares of common stock beneficially owned by each selling stockholder and the number of shares that may be offered from time to time by each selling stockholder with this prospectus supplement. The information is based on information provided by or on behalf of the selling stockholders and received by us on or before June 2, 2010. We have assumed for purposes of the table below that each selling stockholder will sell all of its shares of our common stock received in connection with the Austin Explosives transaction pursuant to this prospectus supplement, and that any other shares of our common stock beneficially owned by such selling stockholder will continue to be beneficially owned.

Information about the selling stockholders may change over time. In particular, one or more of the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock since the date on which they provided to us information regarding their ownership of our common stock. Any changed or new information given to us by the selling stockholders will be set forth in supplements to this prospectus supplement and the underlying prospectus or amendments to the registration statement of which the accompanying prospectus is a part, if and when necessary.

Name and Address of	Shares of Common Stock Beneficially Owned Before	Shares of Common Stock that May Be	Shares of Common Stock Beneficially Owned After the Offering (1)
Selling Stockholder	the Offering	Offered Hereby	Number	Percentage
Paul W. Keller 15911 Edwards Drive #2 Austin, TX 78734	49,633	49,633	0	0%
Crocket A. Keller 9760 U.S. Highway 87 S. Mason, TX 76856	30,169	30,169	0	0%
Demarious K. Frey 14353 Aquarius Corpus Christi, TX 78418	30,169	30,169	0	0%
Katherine K. Bradfield 18200 Hamilton Pool Road Austin, TX 78738	30,169	30,169	0	0%
Thomas Keller Bradfield 16708 French Harbour Court Austin, TX 78734	52,136	52,136	0	0%

Name and Address of	Shares of Common Stock Beneficially Owned Before	Shares of Common Stock that May Be	Shares of Common Stock Beneficially Owned After the Offering (1)
Selling Stockholder	the Offering	Offered Hereby	Number	Percentage
The Keller Irrevocable Explosive Trust Katherine K. Bradfield Trusty 18200 Hamilton Pool Road Austin, TX 78738	30,169	30,169	0	0%
TOTAL	222,445	222,445	0	0%

(1)   Assumes all offered shares are sold.

PLAN OF DISTRIBUTION

The selling stockholders and their successors, which includes their transferees, pledgees or donees or their successors, may, from time to time, sell the common stock directly to purchasers or through underwriters, broker/dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the securities. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling stockholders may sell the common stock, from time to time, in one or more transactions at:

•                  fixed prices;

•                  prevailing market prices at the time of sale;

•                  prices related to such prevailing market prices;

•                  varying prices determined at the time of sale; or

•                  negotiated prices.

These sales may be effected in transactions (which may involve block transactions) in the following manner:

•                  on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale;

•                  in the over-the-counter market;

•                  in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•                  through the writing of options, whether such options are listed on option exchanges or otherwise through the settlement of short sales.

These sales may include crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.

The selling stockholders may also enter into hedging transactions with broker/dealers or other financial institutions in connection with the sales of the common stock. These broker/dealers or other financial institutions may in turn engage in short sales of these securities in the course of hedging their positions. The selling stockholders may sell short these securities to close out short positions, or loan or pledge these securities to broker/dealers that, in turn, may sell such securities.

A short sale of the common stock by a broker-dealer, financial institution or selling stockholder would involve the sale of such common stock that are not owned, and therefore must be borrowed, in order to make delivery of the security in connection with such sale. In connection with a short sale of the common stock, a broker-dealer, financial institution or selling stockholder may purchase our common stock on the open market to cover positions created by short sales. In determining the source of shares of common stock to close out such short positions, the broker-dealer, financial institution or selling stockholders may consider, among other things, the price of shares of common stock available for purchase in the open market.

The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less any discounts or commissions. A selling stockholder reserves the right to accept, and together with its agents, to reject any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

To comply with certain states’ securities laws, if applicable, the selling stockholders will offer or sell the common stock in such jurisdictions only through registered or licensed brokers/dealers. In addition, in some states the selling stockholders may not sell the common stock unless such securities have been registered or qualified for sale in the applicable state or an exemption from registration or qualification is available and the conditions of which have been satisfied.

Our outstanding common stock is listed for trading on the New York Stock Exchange under the symbol “BOOM.”

The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the common stock may, in connection with these sales, be deemed to be “underwriters” within the meaning of the Securities Act. Any selling stockholder that is a broker-dealer or an affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of the Securities Act, unless such selling stockholder purchased its common stock in the ordinary course of business, and at the time of its purchase of the common stock to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the common stock. As a result, any discounts, commissions, concessions or profit they earn on any resale of the shares of common stock may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including but not limited to those relating to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling stockholders have agreed to comply with the prospectus delivery requirements of the Securities Act, if any. To our knowledge, none of the selling stockholders who are broker-dealers or affiliates of broker-dealers, other than the initial purchasers, purchased common stock outside of the ordinary course of business or, at the time of the purchase of the common stock, had any agreements or understandings, directly or indirectly, with any person to distribute the common stock.

The selling stockholders and any other person participating in the sale of the common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days before the commencement of such distribution. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We cannot assure you that any selling stockholder will sell any or all of the common stock with this prospectus supplement and the accompanying prospectus. Further, we cannot assure you that any such selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus supplement and the accompanying prospectus. As a result, there may be, at any time, securities outstanding that are subject to restrictions on transferability and resale. In addition, any securities covered by this prospectus supplement and the accompanying prospectus which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold pursuant to Rule 144 or Rule 144A rather than pursuant to this prospectus supplement and the accompanying prospectus. Each selling stockholder has represented that it will not sell any common stock pursuant to this prospectus supplement and the accompanying prospectus except as described in this prospectus supplement and the accompanying prospectus.

At the time a particular offering of the common stock is made, if required, a prospectus supplement, or, if appropriate, a post-effective amendment to the registration statement of which the accompanying prospectus is a part, will be distributed setting forth the names of the selling stockholders, the aggregate amount and type of securities being offered, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commission or concessions allowed or reallowed or paid to the broker/dealers.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of common stock by the selling stockholders.

LEGAL MATTERS

The validity of the common stock and the preferred stock will be passed on for DMC by Holme Roberts & Owen LLP, Denver, Colorado.

EXPERTS

The consolidated financial statements of Dynamic Materials Corporation appearing in Dynamic Materials Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2009 (including schedules appearing therein), and the effectiveness of Dynamic Materials Corporation’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

$25,000,000

DYNAMIC MATERIALS CORPORATION

The following are types of securities that we may offer, issue and sell from time to time, together or separately:

•      shares of our common stock; and

•      shares of our preferred stock.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update, or change information contained in this prospectus. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

We may offer and sell these securities through one or more underwriters, dealers and agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.

To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

Our common stock, par value $0.05 per share, trades on the Nasdaq National Market under the symbol “BOOM.”  We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is May 20, 2010

DYNAMIC MATERIALS CORPORATION

Dynamic Materials Corporation, or DMC, is a leading provider of explosion-welded clad metal plates. Explosion-weld cladding uses an explosive charge to bond together plates of different metals that do not bond easily with traditional welding techniques.  We also provide products used in oil and gas fields for exploration and recovery of oil and gas. These products relate primarily to oil and gas well perforation which is a process of punching holes in the casing of a well to enable easier and more precise recovery of oil or gas from a targeted formation.

Our principal executive offices are at 5405 Spine Road, Boulder, Colorado 80301 and our telephone number is (303) 665-5700.  Additional information about us can be obtained on the investor relations section of our website.  Our website is www.dynamicmaterials.com, although the information on our website is not incorporated into this prospectus.

You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

USE OF PROCEEDS

Except as may otherwise be described in the prospectus supplement relating to an offering of securities, we will use the net proceeds from the sale of the securities offered under this prospectus and the prospectus supplement for general corporate purposes. We will determine any specific allocation of the net proceeds of an offering of securities to a specific purpose at the time of the offering and will describe the allocation in the related prospectus supplement.

DESCRIPTION OF COMMON STOCK

DMC has authorized 25,000,000 shares of common stock. At April 29, 2010, we had 12,959,663 shares outstanding.

DESCRIPTION OF PREFERRED STOCK

DMC has authorized 4,000,000 shares of preferred stock, none of which were outstanding as of April 29, 2010. Shares of preferred stock may be issued in one or more series, as authorized by our board of directors with any rights and restrictions that are specified by our board of directors and permitted by Delaware law. When our board of directors specifies the terms of the preferred stock, the terms will be set forth in a certificate of designations to be filed with the secretary of state of Delaware.

LEGAL MATTERS

The validity of the common stock and the preferred stock will be passed on for DMC by Holme Roberts & Owen LLP, Denver, Colorado.

EXPERTS

The consolidated financial statements of Dynamic Materials Corporation appearing in Dynamic Materials Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2009 (including schedules appearing therein), and the effectiveness of Dynamic Materials Corporation’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the

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SEC’s Public Reference Room at 100 F. Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.  The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like DMC, that file electronically with the SEC. The address of that site is http://www.sec.gov.  Our SEC filings are also available through The Nasdaq Stock Market, on which our common stock is listed, at 100 Liberty Plaza, 165 Broadway, New York, NY 10006.

We have filed with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

This prospectus includes by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document. They contain important information about our company and its financial condition.

Filing	Period
Annual Report on Form 10-K	Year ended December 31, 2009
Quarterly Report on Form 10-Q	Quarter ended March 31, 2010
Current Report on Form 8-K	Filed January 15, 2010

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.  SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we have “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus, regardless of when furnished to the SEC.

You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Dynamic Materials Corporation
Attn: Investor Relations
5405 Spine Road
Boulder, Colorado 80301
(303) 665-5700

Additional information about us can be obtained on the investor relations section of our website.  Our website is www.dynamicmaterials.com, although the information on our website is not incorporated into this prospectus.

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We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should keep in mind that such information has not been authorized and may therefore not be accurate. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

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Dynamic Materials Corporation

PROSPECTUS SUPPLEMENT

222,445 Shares

Common Stock